UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 4, 2008 (April 1, 2008)

Date of Report (Date of earliest event reported)

TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Leadership Square, Suite 300 211 N. Robinson Avenue Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

(405) 775-5000

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective April 1, 2008, Tronox Incorporated (the “Company”) entered into employment agreements with substantially all of its executive officers, including each of its named executive officers. The employment agreements replaced and superseded the continuity agreements the Company entered into with its executive officers in connection with its spin-off from Kerr-McGee. The following summary of the material terms of the employment agreements is qualified in its entirety by reference to the employment agreements between the Company and its named executive officers, copies of which are attached to this report as Exhibits 10.1 through 10.5 and incorporated by reference herein.

The employment agreements have a term of three (3) years from their effective date and, automatically renew for an additional year after the initial three-year term on each successive anniversary of the effective date unless the Company notifies the executive officer at least 180 days prior to the renewal date that the Company is not renewing the employment agreement. Under the employment agreements, the executive officers will receive a base salary set by the Company’s Board of Directors and are eligible to participate in the Company’s Annual Incentive Compensation Plan and all welfare benefit plans.

Benefits upon termination without cause not involving a change in control

Under the employment agreements, if an executive officer is terminated “without cause” (as defined in the employment agreements) in situations not involving a change in control, that executive officer would receive certain benefits including:

(1)	a severance payment equal to either two (2) times or one and five-tenths (1.5) times the sum of (i) the executive officer’s annual base salary, and (ii) the executive officer’s target bonus in the year of his or her termination;

(2)	a payment equal to the unpaid portion of any bonuses previously earned by the executive officer plus the pro rata portion of the actual bonus, if any, to be paid for the year in which the date of termination occurs;

(3)	a payment equal to the difference between the discounted present value (i.e., lump sum value) of the annuity benefit the executive officer is entitled to receive under the Company’s qualified and nonqualified defined benefit retirement programs calculated through the date of termination and the discounted present value (i.e., lump sum value) the executive officer would be entitled to receive under such retirement programs after crediting the executive officer with an additional two (2) years of age and an additional two (2) years of service up to a maximum age of 65 as if the executive officer had been paid at the rate used to calculate the payments in (1) above;

(4)	continued medical, dental, vision and life insurance coverage for the executive officer and his or her eligible dependents for a certain period; and

(5)	if requested by the executive officer, outplacement services by a professional outplacement provider (total cost to Company cannot exceed 10% of the executive officer’s annual base salary).

Thomas W. Adams, Mary Mikkelson, Robert Y. Brown, III and Greg Thomas are entitled to receive a severance payment equal to two times the sum of their annual base salary and their target bonus as provided in (1) above. Kelly A. Green is entitled to receive a severance payment equal to 1.5 times the sum of her annual base salary and target bonus as provided in (1) above.

Benefits payable upon termination in connection with a change in control

In the event that an executive officer is terminated within three (3) years after a change in control (or in anticipation of a change in control under certain circumstances) other than for cause, death or disability or if the executive officer resigns for good reason, that executive officer would receive certain benefits including:

(1)	the same benefits as those set forth in paragraphs (2) through (5) above that are payable to executive officers when they are terminated without cause in situations not involving a change in control;

(2)	two times the sum of (i) the executive officer’s annual base salary, and (ii) the executive officer’s target bonus in the year of his or her termination;

(3)	additional pension contributions in an amount equal to the Company’s contribution under the Company’s 401(k) plan, profit sharing or other savings pension plans for the two (2) year period following the date of termination (based upon assumed rates of contribution at the participation level of the executive officer in effect as of the last day the executive officer was allowed to participate);

(4)	immediate 100% vesting of all outstanding stock options, stock appreciation rights, performance awards and restricted stock issued by the Company; and

(5)	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against the executive officer pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, based upon the payments discussed above, the vesting of any stock option, stock appreciation or similar rights under any benefit plan and the payment of the “gross-up” amount.

Item 9.01	(d) Exhibits

10.1	Executive Employment Agreement by and between Tronox Incorporated and Thomas W. Adams, dated April 1, 2008.

10.2	Executive Employment Agreement by and between Tronox Incorporated and Mary Mikkelson, dated April 1, 2008.

10.3	Executive Employment Agreement by and between Tronox Incorporated and Kelly A. Green, dated April 1, 2008.

10.4	Executive Employment Agreement by and between Tronox Incorporated and Gregory E. Thomas, dated April 1, 2008.

10.5	Executive Employment Agreement by and between Tronox Incorporated and Robert Y. Brown, III, dated April 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED

By:	/s/ Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary

Dated: April 4, 2008